Exhibit 99.1

Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Solid 2010 Fourth Quarter and Full Year Results;
Provides Preliminary Outlook for 2011

●	Positive quarterly and full year net sales, operating income and net income comparisons
●	Fourth quarter net sales in mother, infant and toddler products category increase 11% benefiting from the JJ Cole® Collections acquisition
●	Preschool, youth and adult products category transition nearly complete; fourth quarter net sales down 3%, up 23% from continuing product lines
●	Gross margins negatively impacted by higher product costs, unfavorable sales mix, increased retail promotional allowances
●	JJ Cole Collections logistics, back office integration complete
●	Chuggington train play Die-cast and Interactive product lines successfully launched

Oak Brook, IL – February 15, 2011 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the fourth quarter and year ended December 31, 2010.  The Company reported net income for the fourth quarter 2010 of $10.1 million, or $0.45 per diluted share, compared with $8.3 million, or $0.38 per diluted share, for the fourth quarter 2009.  Excluding the impact of costs related to a litigation settlement regarding pre-acquisition Learning Curve intellectual property and JJ Cole acquisition and integration costs, net income was $10.9 million, or $0.49 per diluted share, for the fourth quarter 2010, as compared with $9.4 million, or $0.43 per diluted share, for the fourth quarter 2009, which excludes the impact of impairment charges.

The Company reported net income for the year ended December 31, 2010, of $29.7 million, or $1.34 per diluted share, compared with $27.0 million, or $1.39 per diluted share, for the year ended December 31, 2009.  Excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners, JJ Cole acquisition and integration costs and costs related to a litigation settlement regarding pre-acquisition Learning Curve intellectual property, net income was $32.0 million, or $1.45 per diluted share, for the year ended December 31, 2010, as compared with $28.1 million, or $1.45 per diluted share, for the year ended December 31, 2009, which excludes the impact of impairment charges.

Net sales for the fourth quarter 2010 increased by 2.3% to $124.2 million compared with net sales of $121.3 million for the fourth quarter a year ago.  Net sales for the year ended December 31, 2010, increased by 1.5% to $427.3 million compared with net sales of $421.1 million for the year ended December 31, 2009.  Favorable fluctuations in foreign currency exchange rates increased the 2010 full year consolidated net sales by approximately 1%, but had no significant impact on fourth quarter consolidated net sales.

Fourth Quarter Results
During the fourth quarter 2010, the Company incurred costs of $1.1 million in connection with a litigation settlement related to certain of its Learning Curve subsidiary’s intellectual property from before the 2003 acquisition.  Additionally, the Company incurred costs of $0.2 million primarily related to the successful integration of its JJ Cole subsidiary’s logistics and back office operations.  These costs are included in the Company’s selling, general and administrative expenses for the fourth quarter 2010.

The 2010 fourth quarter gross margin decreased to 41.9%, as compared with 45.4% in the prior year fourth quarter.  The decrease in gross margin was primarily due to higher product cost and unfavorable sales mix, as well as increased retail promotional allowances and higher transportation costs.  Selling, general and administrative expenses decreased to $36.6 million, or 29.5% of net sales, in the fourth quarter 2010, as compared with $40.9 million, or 33.7% of net sales, in the fourth quarter 2009, primarily due to lower royalty, stock based compensation and other variable costs partially offset by the litigation related charges and JJ Cole integration costs.

Operating income increased to $14.8 million in the fourth quarter 2010, from $11.7 million in the fourth quarter 2009.  Operating income for the fourth quarter of 2009 includes $2.4 million of impairment charges.  The effective tax rate was 31.1% in the fourth quarter 2010, compared with 23.4% in the fourth quarter 2009. Although the fourth quarter 2010 and 2009 effective tax rates were both favorably impacted principally by a favorable mix of taxable income in lower tax jurisdictions, the effective tax rate in 2009 also benefited from favorable discrete tax items which did not recur in 2010.

Full Year 2010 Results
Gross margin decreased to 42.3% for the year ended December 31, 2010, as compared with 44.0% in the year ended December 31, 2009, of which infant sleep positioners retailer product returns and inventory charges decreased 2010 gross margin by 0.4 percentage points.  The remaining gross margin decrease was primarily due to higher product cost and unfavorable sales mix, as well as increased retail promotional allowances and higher transportation costs.  Selling, general and administrative expenses decreased to $134.3 million, or 31.4% of net sales, in the year ended December 31, 2010, as compared with $137.4 million, or 32.6% of net sales, in the year ended December 31, 2009, primarily due to lower royalty and other variable costs partially offset by increased distribution, marketing and legal expenses.

Operating income increased slightly to $44.9 million in the year ended December 31, 2010, from $44.7 million in the year ended December 31, 2009.  Operating income for the year ended December 31, 2010, includes $2.0 million of retailer product returns, inventory charges and costs related to infant sleep positioners, as well as $1.6 million of acquisition and integration costs related to its JJ Cole subsidiary and costs related to a litigation settlement regarding certain pre-acquisition Learning Curve intellectual property.  Operating income for the year ended December 31, 2009, includes $2.4 million of impairment charges.

Cash and Outstanding Debt
As of December 31, 2010, the Company had cash and cash equivalent balances of $58.8 million, outstanding term debt of $41.3 million and no borrowings under its $70.0 million line of credit.

Commentary
Curt Stoelting, CEO of RC2 commented, “Despite soft retailer ordering in North America throughout much of December, fourth quarter sales reflected strong organic growth in our continuing preschool, youth and adult (PYA) products category, contributions in the mother, infant and toddler (MIT) products category from our recent JJ Cole Collections acquisition and continued expansion in international markets.  For the quarter and full year, our international sales increased 6.5% and 14.7%, respectively, due to strong growth in the MIT products category and the successful launch of our new Chuggington train-play+ Die-cast and Interactive products lines.  During the quarter, we also successfully launched Chuggington Die-cast in the U.S. providing consumers a sneak peak of the multiple product line launches planned for 2011.

“Net sales in our MIT products category increased by 10.9% in the fourth quarter and by 6.6% for the full year due to organic growth in The First Years® gear product lines and Lamaze infant development toys as well as contributions from the acquisition of JJ Cole Collections. We continue to invest in new innovative feeding, care, gear, soft goods and play products and expect continued growth in the MIT products category in 2011.

“Net sales in our PYA products category decreased 2.8% in the fourth quarter due to the discontinued Thomas & Friends die-cast product line.  Excluding the impact of the decrease in net sales from discontinued product lines of $16.0 million in the fourth quarter, net sales in this category were up 23.4%, due to increases from our new Chuggington and Dinosaur Train product lines. For the year, our PYA products category decreased by 2.5%.  However, we grew PYA net sales from continuing product lines by 19.1% due to our new product line launches as well as positive results from our Ertl® and Thomas & Friends Wooden Railway product lines.  With the full U.S. launch of our Chuggington product lines coupled with additional product line and geographic expansion of Chuggington internationally, we expect strong 2011 growth in the PYA products category.

“As expected, gross margin declined in the fourth quarter of 2010 compared with the prior year.   Higher input costs including ocean transportation costs, along with China labor and currency inflation, continue to pressure our margins.  Also, new product launches resulted in higher retail promotional allowances which reduced our net sales and margins.  We remain focused on supply chain efficiencies and on eliminating low-volume and low-margin items.  In addition, we are strategically working with our customers to implement 2011 price increases.”

“During 2010 we continued to reduce our operating expenses.  Our team members continued to generate significant annualized cost savings, much of which we reinvested to market our key brands and new product lines.  We expect that 2011 sales will benefit from our increased marketing focus.”

Stoelting concluded, “We are pleased with our results during the 2010 transition and believe we are well positioned for success in 2011 and beyond.  We remain focused on our long-term strategic goals, which include both organic growth and strategic acquisitions.  Our strong balance sheet and cash flow, our experienced, proven management team and our multi-category product portfolio provide us with the opportunity in 2011 to deliver sustainable growth in both our PYA and MIT product categories.”

Preliminary 2011 Financial Outlook
Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines, pricing for our products, and retention of retail shelf space and key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending, and the timing and level of retailer orders.  The Company’s preliminary outlook for diluted earnings per share for full year 2011 ranges from $1.80 to $1.95.  The Company expects that first quarter 2011 sales and profit as compared with first quarter 2010 will be hampered by continued soft retailer ordering and the impact of the $9.5 million discontinued product lines sell-off in first quarter 2010.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including (1) net income and diluted earnings per share excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners, acquisition and integration costs, costs related to a litigation settlement regarding pre-acquisition Learning Curve intellectual property, and impairment charges, (2) net sales in our preschool, youth and adult products category excluding discontinued product lines and (3) Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provide useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, the Company believes the presentation of net income and diluted earnings per share excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners, acquisition and integration costs, costs related to a litigation settlement regarding pre-acquisition Learning Curve intellectual property and impairment charges and net sales excluding net sales of discontinued product lines enhance an investor’s ability to make period-to-period comparisons of the Company’s operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Reconciliation of Net Income," "Reconciliation of Diluted Earnings Per Common Share," "Preschool, Youth and Adult Products Category Net Sales Excluding Discontinued Product Lines" and "Calculation of Adjusted EBITDA" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as recurring earnings before interest expense, taxes, depreciation, amortization and non-controlling interest and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Tuesday, February 15, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of a broad range of innovative, high-quality products for mothers, infants, and toddlers, as well as toys and collectible products sold to preschoolers, youths and adults.  RC2’s mother, infant, toddler and preschool products are primarily marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years®, Lamaze and JJ Cole® Collections brands, as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Special Agent Oso, Chuggington, Dinosaur Train, John Deere, Disney’s Winnie the Pooh, Princesses, Cars, Fairies and Toy Story, and other well-known properties.  RC2 markets its youth and adult products primarily under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, Asia Pacific and South America.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "confidence,'' "could,'' "expect,'' "intend,'' "may,'' "opportunity," "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon renewing and retaining licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Chuggington, Dinosaur Train, Bob the Builder, certain Disney properties and John Deere, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business related to the potential non-renewal of the license for the Thomas & Friends Wooden Railway product line which currently runs through the end of 2012; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; the Company’s ability to comply with covenants in its credit facility; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited and in thousands, except per share data)

	Quarter Ended December 31,				Year Ended December 31,
	2010		2009		2010		2009
Net sales	$124,165	100.0%	$121,325	100.0%	$427,343	100.0%	$421,139	100.0%
Cost of sales (1)	72,117	58.1%	66,258	54.6%	246,506	57.7%	235,945	56.0%
Gross profit	52,048	41.9%	55,067	45.4%	180,837	42.3%	185,194	44.0%
Selling, general and administrative expenses (1)	36,627	29.5%	40,851	33.7%	134,322	31.4%	137,445	32.6%
Impairment of good-will and other intangible assets	-	-	2,432	2.0%	-	-	2,432	0.6%
Amortization	634	0.5%	94	0.1%	1,597	0.4%	608	0.2%
Operating income	14,787	11.9%	11,690	9.6%	44,918	10.5%	44,709	10.6%
Interest expense	564	0.5%	955	0.8%	2,221	0.5%	3,923	0.9%
Interest income	(226)	-0.2%	(202)	-0.2%	(891)	-0.2%	(546)	-0.1%
Other (income) expense, net	(239)	-0.2%	166	0.1%	(718)	-0.2%	780	0.2%
Income before income taxes and non-controlling interest	14,688	11.8%	10,771	8.9%	44,306	10.4%	40,552	9.6%
Income tax expense	4,566	3.7%	2,519	2.1%	14,522	3.4%	13,590	3.2%
Net income before non-controlling interest	10,122	8.1%	8,252	6.8%	29,784	7.0%	26,962	6.4%
Less: net income of non-controlling interest	52	-	-	-	96	-	-	-
Net income	$10,070	8.1%	$8,252	6.8%	$29,688	7.0%	$26,962	6.4%

Earnings per common share:
Basic	$0.47		$0.39		$1.38		$1.42
Diluted	$0.45		$0.38		$1.34		$1.39

Weighted average shares outstanding:
Basic	21,651		21,383		21,564		19,014
Diluted	22,244		21,886		22,113		19,362

(1) Depreciation expense was $2.4 million and $2.8 million for the quarters ended December 31, 2010 and 2009, respectively.  Depreciation expense was $9.6 million and $11.5 million for the years ended December 31, 2010 and 2009, respectively.

Reconciliation of Net Income
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
As reported	$10,070	$8,252	$29,688	$26,962
Sleep-related product costs	-	-	1,278	-
Acquisition and integration costs	119	-	310	-
Litigation settlement costs regarding pre-acquisition intellectual property	701	-	701	-
Impairment of intangible assets	-	1,137	-	1,137
As adjusted	$10,890	$9,389	$31,977	$28,099

Reconciliation of Diluted Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
As reported	$0.45	$0.38	$1.34	$1.39
Sleep-related product costs	-	-	0.06	-
Acquisition and integration costs	0.01	-	0.02	-
Litigation settlement costs regarding pre-acquisition intellectual property	0.03	-	0.03	-
Impairment of intangible assets	-	0.05	-	0.06
As adjusted	$0.49	$0.43	$1.45	$1.45

RC2 Corporation and Subsidiaries
Selected Consolidated Balance Sheet Data
(in thousands)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$58,768	$88,049
Unrestricted certificates of deposit excluded from cash and cash equivalents	---	4,005
Trade accounts receivable, net	94,342	88,905
Inventory	90,833	65,888
Accounts payable and accrued expenses	65,258	69,951
Term loan	41,250	41,250
Total equity	$286,495	$244,733

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales by category:
Mother, infant and toddler products	$50,610	$45,647	$195,464	$183,335
Preschool, youth and adult products	73,555	75,678	231,879	237,804
Net sales	$124,165	$121,325	$427,343	$421,139

Net sales by channel:
Chain retailers	$85,538	$84,879	$307,444	$309,560
Specialty retailers, wholesalers, OEM dealers and others	38,627	36,446	119,899	111,579
Net sales	$124,165	$121,325	$427,343	$421,139

Net sales by geographic location:
North America	$89,966	$89,185	$312,604	$321,380
International (1)	34,404	32,305	115,467	100,648
Sales and transfers between segments	(205)	(165)	(728)	(889)
Net sales (1)	$124,165	$121,325	$427,343	$421,139

(1)  International net sales in the quarter ended December 31, 2010 were unfavorably impacted by foreign currency exchange rates by approximately 1%.  Consolidated net sales and international net sales in the year ended December 31, 2010 were favorably impacted by foreign currency exchange rates by approximately 1% and 3%, respectively.

Preschool, Youth and Adult Products Category Net Sales
Excluding Discontinued Product Lines
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Preschool, youth and adult products net sales from:
Continuing product lines	$73,206	$59,311	23.4%	$218,930	$183,826	19.1%
Discontinued product lines	349	16,367	(97.9%)	12,949	53,978	(76.0%)
As reported	$73,555	$75,678	(2.8%)	$231,879	$237,804	(2.5%)

Calculation of Adjusted EBITDA
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Income before income taxes and non-controlling interest	$14,688	$10,771	$44,306	$40,552
Depreciation	2,409	2,802	9,551	11,450
Amortization	634	94	1,597	608
Compensation expense for equity awards	1,355	2,486	4,997	6,298
(Gain) loss on sale of fixed assets	(2)	12	21	141
Interest expense	564	955	2,221	3,923
Sleep-related product costs	-	-	2,045	-
Acquisition and integration costs	232	-	537	-
Litigation settlement costs regarding pre-acquisition intellectual property	1,101	-	1,101	-
Impairment of intangible asset	-	2,432	-	2,432
Adjusted EBITDA	$20,981	$19,552	$66,376	$65,404